Exhibit 99.9

CAPITAL GOLD CORPORATION

SPECIAL MEETING OF STOCKHOLDERS

[—], 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Stephen M. Cooper and Christopher M. Chipman and each of them, with full power of substitution, as proxies to represent the undersigned at the Special Meeting of Stockholders to be held at [—], on [—], 2011, at [—] local time and at any adjournment thereof, and to vote all of the shares of common stock of Capital Gold Corporation (the “Company”) the undersigned would be entitled to vote if personally present, upon the following matters:

Please mark box in blue or black ink.

1.	Proposal 1 – Merger Proposal

To approve and adopt the plan of merger contained in the Agreement and Plan of Merger, dated as of October 1, 2010, among Gammon Gold Inc., Capital Gold AcquireCo, Inc., and Capital Gold Corporation, as amended on October 29, 2010 (collectively, the “Merger Agreement”), pursuant to which Capital Gold AcquireCo, Inc. will merge with and into Capital Gold Corporation, and the separate corporate existence of Capital Gold AcquireCo, Inc. will cease and Capital Gold Corporation will survive as a wholly-owned subsidiary of Gammon Gold Inc. If the merger is completed, you will receive 0.5209 common shares of Gammon Gold Inc. and a cash payment in the amount of U.S.$0.79 per share (plus cash in lieu of any fractional share interests) for each share of Capital Gold common stock you hold immediately prior to the completion of the merger, unless you exercise and perfect your appraisal rights under the Delaware General Corporation Law.

☐  For                                                  ☐  Against                                                  ☐  Abstain

2.	Proposal 2 – Adjournment Proposal

To approve the adjournment or postponement of the Special Meeting to a later date or dates, if necessary or appropriate, including to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the meeting.

☐  For                                                  ☐  Against                                                  ☐  Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER PROPOSAL AND THE ADJOURNMENT PROPOSAL AND, IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE SPECIAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Please date, sign as name appears at left, and return promptly. If the stock is registered in the name of two or more persons, each should sign. When signing as Corporate Officer, Partner, Executor, Administrator, Trustee, or Guardian, please give full title. Please note any change in your address alongside the address as it appears in the Proxy.

Dated:

Dated:
Signature

Dated:
(Print Name)

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

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